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                                 Exhibit 10.28

January 16, 1997

Mr. Joseph C. Cook, Jr.
Life Sciences Advisors
7225 Woodland Drive
Suite 230
Indianapolis, Indiana 46278

Re: Amendment to Consulting Agreement dated June 15, 1995, as amended

Dear Joe:

As of January 15, 1997, all of the stock options originally granted to you pursuant to your consulting agreement with Amylin Pharmaceuticals, Inc. (the "Company") dated June 15, 1995 (the "Consulting Agreement") have vested. By action by written consent of the Company's Compensation Committee, on January 16, 1997 it was determined that the Company desires to continue to retain you consulting services.

In consideration for your agreement to continue to provide such consulting services under the terms of the Consulting Agreement, the Company has determined to (1) grant to you an additional option to purchase up to fifteen thousand (15,000) shares of its Common Stock with terms substantially similar to the Nonstatutory Stock Option dated June 15, 1995 granted to you in connection with your Consulting Agreement, except that the vesting rate of such stock options would be 250 shares per day of consulting from January 16, 1997 forward, and (2) increase your monetary compensation for such consulting services from $1,500 to $2,000 per eight hour day of consulting services.

 In order to implement this extension and modification, it is necessary to amend your Consulting Agreement, as previously amended by letter agreement between you and the Company dated March 25, 1996, and to issue to you an additional Nonstaturoty Stock Option Agreement in the form attached hereto (the "Option Agreement").

It is therefore agreed that your Consulting Agreement is hereby amended to provide for (1) the grant of the Option Agreement providing for an additional stock option for 15,000 shares of the Company's Common Stock and that the vesting of such stock option shares shall occur at the rate of 250 shares per day of consulting after January 16, 1997, and (2) an increase in the daily rate of compensation for consulting services from $1,500 to $2,000 per eight hour day of consulting services.

The terms of you Nonstatutory Option Agreement originally dated June 15, 1995 are not modified by this agreement. Further, this agreement is not intended to, and it is agreed that it does not, expressly or by its implication affect any other provisions of the Consulting Agreement, which is intended to remain in full force and effect.

If you are in agreement with this understanding , please sign the enclosed duplicate original of this letter and return to me for our files.





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                                            Sincerely yours,

                                        /s/ Bradford J. Duft
                                            Bradford J. Duft
                                            Vice President and General Counsel


ACCEPTED AND AGREED TO:

/s/ Joseph C. Cook, Jr.
Joseph C. Cook, Jr.